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                                                        EXHIBIT 99.1

                              Dow Jones & Company
                  First Quarter 2001 Earnings Conference Call
                                April 12, 2001


Conference Call Operator: Welcome ladies and gentlemen to the Dow Jones First Quarter Earnings Conference Call. All participants are currently in a listen-only mode. As a reminder, this call is being recorded Thursday,
April 12, 2001.   Let me introduce your host for this call, Dow Jones' Vice
President of Investor Relations, Jerry Leshne.

Jerry Leshne:  Good morning.  Welcome to our call and webcast at dj.com.
On our call today are Peter Kann, our Chairman and Chief Executive Officer; Rich Zannino, our Chief Financial Officer; Gordon Crovitz, Senior Vice President, Electronic Publishing; Dick Tofel, Vice President of Corporate Communications; and Chris Vieth, Vice President of Finance and Corporate Controller.

For your benefit, a transcript of today's prepared remarks will be on our web site shortly after the conclusion of this call. Also, this teleconference call will be available by replay starting at noon Eastern Time today, and ending at 5 p.m. on April 18. To access audio replay, please call 402-220-0307. No pass code is needed. Finally, should you have any questions after the call, please feel free to telephone Investor Relations at 212-416-2679.

As we begin our call, let me remind you that we will make certain forward-looking statements in an effort to assist you in understanding the company and its results, but our actual results may materially differ from those presented here. Additional information concerning risk factors that could cause such a difference can be found in the company's documents filed with the Securities & Exchange Commission from time to time.

With that, it is pleasure to turn our call over to Peter Kann.


Peter Kann

Good morning. Thank you for joining us today.

By now you've seen our press release on first quarter earnings.

Earnings of $ 0.17 per share before special charges and gains were in line with the $0.16 -$0.20 range we indicated in early March. Our quarter's results reflect the soft advertising environment - which, in fact, continues in April.







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The slowdown in advertising revenues has been felt at all advertising-
dependent companies. But there is no question that the financial and technology sectors, were we enjoy dominant advertising franchises, have been especially soft in the current economic slowdown. Conversely, these categories remain uniquely well-positioned for long-term growth in an improved economy. In other words, while they are cyclically soft, we still think the secular trend in them is strong. In short, I'd rather have these national and global technology and financial franchises we've built than any others I can think of.

For now, as we have discussed previously, last year's first quarter posed particularly challenging comparisons for us.

This was especially true at The Wall Street Journal, which had unprecedented advertising volume gains of 38% per issue in last year's first quarter, fueled by robust gains in technology and financial linage.

In the quarter just concluded, per issue advertising volume declined 30.9% at the Journal, and the strongest fall-off was in those same technology and finance categories.

The overall contours of March results were very much the same as in January and February.

We are clearly seeing the downside of last year's technology boom, with the greatest declines from a year ago in the B-to-B dot-com category. And we still have another two months of extraordinary comparisons to work through. We are also seeing the impact of an IPO market that has all but disappeared.

The current softness is not entirely limited to the B-to-B dot-com and finance sectors. But a good number of our blue-chip clients are advertising at levels comparable to levels of previous years. There continues to be a need for strong advertising in software, computer hardware, upscale auto and consulting. This is evident among the traditional market leaders in most categories.

Elsewhere in our businesses, we experienced a modest 3% decline in our international print revenues, a 3% increase in our electronic publishing revenues and a 1% decline in our community newspapers group. Each of these businesses provides an important element of diversification to the heavy dependence on U.S. national advertising revenue.

In this climate we took aggressive steps - some of them painful, but all of them necessary - to cut costs.

When we spoke with you in early March about the current advertising climate, we said we were moving aggressively to review all of our spending, and targeting significant reductions, on the order of $55 to $60 million.

We have delivered on that commitment and, in fact, exceeded those targets.




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Regrettably, this has meant some layoffs.  Approximately 202 employees have been laid off.  We voluntarily retired some employees and closed another
300 open positions.

While layoffs have been the most painful, and in some ways most visible, part of the process, they have not been the largest source of savings. These came from non-personnel actions - from finding more effective ways of getting our work done.

We also closed our Work.com joint venture. Work.com was struggling in the current environment -- with dim prospects for a near-term return on our investment.

The steps we have taken have preserved our core businesses and functions while eliminating costs. And we have continued to invest in the future growth of Dow Jones.

For example, we have talked in the past about our pagination project - building the technology platform to automate the daily composition of the Journal, including the advertising layouts, both reducing costs and adding speed to the process.

Journal pagination is now complete, and we are adding a new "4-star"
Journal edition, beginning Monday, May 7th.   As a consequence 80% of our
readers will get a paper with later news.

Our color print expansion project, which will add 16 additional pages of color capacity to the Journal, remains on track in its final year of build out, for launch early next year. We are excited about the possibilities this gives us for additional editorial use of color - as well as the premium accorded color advertising and the additional advertising diversity we aim to attract.

At WSJ.com, we are approaching the redesign of the site this summer. The Online Journal will feature improved navigation and personalization features. It will also provide WSJ.com with a new digital platform. Subscription growth of WSJ.com in February and March, to 574,000 at March 31, was quite strong, perhaps reflecting readers' flight to quality. The redesign will enhance WSJ.com's ability to further build market share in this environment. And, as you'd expect, this kind of ad environment, which affects WSJ.com and other internet sites as well, makes us happier than ever to have built a paid subscription model

I am frequently asked about visibility of advertising trends in the current environment, but I can only say that we are not making long-range projections.

It is true, of course, that our year-to-year advertising comparisons begin to ease in the month of June, and will get progressively easier through the third and fourth quarters.





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Taking all of this together - that is, easing comparisons, powerful editorial and advertising franchises, the potential of our color print expansion project, a redesigned WSJ.com and aggressive expense reductions - we are well positioned to take full advantage of an improved business climate, when it comes.

Together with maintaining our commitment to the integrity, reliability and quality of our products and services, this is our day-to-day focus. We are committed to emerging from this challenging environment with our franchises and our finances positioned to make the most of the next set of opportunities.

With that, it is my pleasure to turn our call over to Rich Zannino. Then we will be happy to take your questions.


Rich Zannino


Thank you Peter and good morning all.

I'd like to cover two topics this morning: first, a closer look at the first quarter, developing some of the themes that Peter outlined, and then some comments on the balance of the year.

I'll begin by covering the three special items that we reported this morning.

First, we recorded a pre-tax restructuring charge of $14.9 million, or $0.10 per share, in the quarter; $12.7 million of this was to cover the workforce reductions referred to earlier by Peter with the balance for asset write-downs.

By segment, the $14.9 million charge was allocated as follows: $8.6 million in print publishing; $5 million in electronic publishing; $300 thousand in community newspapers; and $1 million in the corporate segment.

We also recorded a pre-tax charge of $2.4 million, or $ 0.02 per share, included in our equity losses, for the shutdown of Work.com, our joint venture with Excite@Home.

Finally, we recorded a special gain of $2.2 million, or $ 0.02 per share, recorded as a new line on our P&L, referred to as contract guarantee. This represents the reversal of a portion of the reserve for our guarantee of Bridge's contract with Cantor Fitzgerald that we established at year-end 2000. This reversal reflects the $6 million that Bridge paid Cantor in the first quarter that gives us a dollar-for-dollar reduction in our potential liability, partially offset by the accretion of interest, or discount, on the present value of the reserve amount.

Excluding these special items, comparable earnings per share were $0.17 - well below last year's $0.88 per share.



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Companywide, advertising revenue was off 25%, after rising 44% a year ago.
Total revenues of $460 million were down 17%, after being up 19% a year ago. EBITDA declined 64% to $59.2 million, after increasing 66% last year and operating income before restructuring charges, of $30.5 million declined 77%, after an increase of 86% a year ago.

In response to these declines in our revenues and even steeper declines in our earnings, we have moved aggressively to reduce our expenses to mitigate the future impact of such revenue declines and to better position ourselves for an improved economy. I'll have more on this topic later.

In our Print Publishing segment, revenues declined 23.6% to $298.6 million, with EBITDA falling 72% to $38 million. Our EBITDA margin fell from 34.6% last year to 12.7% this year.

We continued to face a very difficult advertising climate for The Wall Street Journal and Barron's in the first quarter and this is continuing so far in April.

Wall Street Journal advertising linage declined 31.9%, or 30.9% on a per issue basis, in the first quarter.

By category, we experienced a decline of 36% in our General linage, which comprised about 58% of our total linage and includes technology, B-to-C, auto, consumer and other general spending. Technology linage, our largest single category, experienced a decline of 43%. Increases in spending in the PC and computer software areas led by select blue chip tech firms are being more than offset by B-to-B firms, which have significantly curtailed their spending due to their well-publicized operational and earnings pressures. Elsewhere in the General linage category, B-to-C dot-com advertising is virtually nonexistent compared to the exuberant levels last year. Reduced B-to-B and B-to-C dot-com advertising explains about half of our general linage decline in the quarter. We have also seen slowdowns, albeit much more modest, in the consumer category. Although we do note that auto is down only slightly as we see relatively strong spending in the foreign auto category.

We also saw a decline of 33% in our Financial linage, which comprised about 26% of our total linage at the Journal and includes tombstone and other financial advertising. Volatile capital markets and the related adverse effects on Wall Street deal flow and advertising have led to a nearly 50% decline in our tombstone linage, with lesser declines in other financial advertising linage.

We posted a decline of about 12% in Classified and Other linage driven primarily by a deceleration in hiring and, consequently, recruitment.

As I stated in March, an unusual confluence of events is driving these across-the-board linage declines. While our advertising revenue decline is in line with some of our national advertising competitors, which include national business magazines and newsweeklies, three factors are significantly impacting Journal advertising.



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First, we are up against huge gains achieved last year, when we capitalized on a strong economy and generated increased ad revenues virtually across the board. First quarter 2000 linage increased nearly 43%. Gains last year were strongest in the technology and financial services categories, where we clearly dominate the competition. We also benefited from the frenetic pace of spending by B-to-C dot-coms. Taken together, these three categories were up 82% in the first quarter of last year.

Second, we have been whipsawed to the other side of last year's boom with this year's economic slowdown and uncertainty that has eroded business and consumer confidence. This, in turn, has triggered a rapid deceleration in advertising spending, most notably in the Journal's dominant technology and financial services franchises.

The final event combining to hurt first quarter business is the sheer size of our technology and financial services franchises, where we generated more than 50% of total Journal ad revenues last year. While both of these sectors exhibit very favorable secular growth characteristics, both are currently quite depressed. This results in a greater hit to our ad revenues than it does to many of our competitors' ad revenues.

Elsewhere in Print Publishing, Barron's linage is down 26% in the quarter against a 29% increase last year.

The International editions of The Wall Street Journal saw more modest linage declines, in large part due to lower international bookings by U.S. accounts. Advertising volume at The Wall Street Journal Europe was down
10% in the quarter, against a 27% increase a year ago.   Linage at The
Asian Wall Street Journal declined 5% in the quarter, compared with a 31% increase a year ago.

Turning to our Electronic Publishing segment, revenues increased about 3% to $81.4 million, with EBITDA falling 7% to $14.4 million. Our EBITDA margin fell from 19.7% last year to 17.7% this year. Please note that we have now "anniversaried" the launch of the Factiva joint venture, which is accounted for as an equity investment, and it is therefore excluded from the electronic publishing segment numbers. But it is no less a sizable and integrated part of our electronic publishing portfolio and we will comment on its continued strong performance later.

This segment, as you know, consists chiefly of Dow Jones Newswires, The Wall Street Journal at WSJ.com, and Dow Jones Indexes - so is predominantly subscription based, and less advertising dependent, providing a hedge against the volatility of our print businesses.

Dow Jones Newswires grew revenue 6% in the quarter. This year's first quarter was reduced just under $1 million by missed payments on various licensing agreements with Bridge, although it is important to note that since entering bankruptcy, Bridge is current with all of its Newswires' payments. Excluding these licensing agreements from both years, first quarter revenues were up 9% both domestically and internationally.




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At the Online Journal, revenue fell to $9.1 million in the quarter from
$11.5 million a year ago, due to the impact of the challenging online ad environment as more than half of the ad base at WSJ.com was technology related in 2000.

More important to the ongoing prospects for the business, though, the number of WSJ.com subscribers rose strongly in the quarter, to a record 574,000, from 438,000 a year ago and 535,000 at year-end 2000. We believe this represents a 'flight to quality' among readers of business and financial news and information on the web, amid considerable turbulence in the sector.

We have been pleased to see, in the difficult advertising environment, further validation of our unique subscription business model for WSJ.com, which last year derived roughly 40% of revenues from subscriptions.

Factiva, our 50/50 information services joint venture with Reuters, had another strong quarter.

Factiva's results appear in footnote 7 in our press release. Revenue rose 9% year-over-year, bringing our proportionate 50% share to $32 million for the quarter. Our share of Factiva's EBITDA was $2.5 million compared with $0.4 million last year. Factiva Publisher, the joint venture's desktop service product that works in concert with company intranets, continued to achieve strong reception in the marketplace.

Turning to our Community Newspaper segment, revenues declined only 0.9% to $79.9 million, with EBITDA falling 16% to $18.7 million. Our EBITDA margin fell from 27.5% last year to 23.4% this year.

Linage at Ottaway was down only 3%. Roughly 40% of the EBITDA decline at Ottaway was due to higher newsprint costs. Nonetheless, in a challenging environment such as this, Ottaway acts as a solid sales and earnings hedge against the volatility inherent at the Journal and Barron's.

Total newsprint consumption, in both Print Publishing and Community Newspapers, was 72,000 tons in the quarter, a 13% decline from a year ago. Our average cost per ton was $600 compared to $503 a year ago, indicating that increased prices cost us approx. $7 million in the quarter. Our cost per ton at quarter end was $611.

In our equity investments, excluding the $2.4 million cost of closing Work.com, our loss declined by 8% this year to $8.4 million, primarily due to improved performance at Factiva.

Our investment income in the quarter was down $2.3 million compared to last year due to the elimination of the Bridge dividend and a lower cash balance this year.

Our depreciation expense in the quarter increased to $27.9 million from $26.1 million last year. Our capital expenditures were $42 million, down from $49 million last year. We repurchased 695,000 common shares at a total cost of $38.6 million and we ended the quarter with only $188 million in debt outstanding.

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I'd like to turn now to our cost-cutting activities.  We committed in March to make up the first quarter shortfall to the $0.56 consensus with expense reductions. This turns out to be 39 cents per share, or about $57 million pre-tax, this calendar year. Noting the continued difficult environment, we since raised our internal target. I am pleased to say that the Dow
Jones management team has exceeded even this higher target.

While these reductions necessarily involved layoffs, we were able to accomplish this round of cuts without impacting long-term investment programs and without putting our future growth at undue risk. These cost cuts have begun and we will see their benefits in the second quarter when expenses this year will be below last year's levels.

Looking forward to the second quarter, our guidance is necessarily tempered by the currently soft advertising climate and difficult comparisons to year ago levels. Recovery in the technology and financial sectors is not yet visible and we are up against increases of a year ago of 39% in April, 43% in May and 12% in June, for a total increase of 30%. This, combined with our current trend in April 2001, which is about the same as February and March, where we were down 35%, leads us to conservatively forecast a Wall Street Journal linage decline of down 30% to 35%. Together with year-to-year improvements in our International and Newswires businesses, flat performance at Ottaway and moderate softness elsewhere in our portfolio, this implies a mid-teens revenue decline in the second quarter. Our expenses in the second quarter will be below year ago levels, even after factoring in a $25 per ton newsprint price hike, due to our cost reductions. This results in estimated diluted EPS before any special charges of $0.50 to $0.60 per share in the second quarter, compared to $1.06 last year.

Looking forward to the balance of the year, it continues to be very difficult to project our advertising revenues with any degree of confidence. We continue to see economic uncertainty, corporate earnings pressures at many of our customers and year-over-year softness in the tech and financial sectors. And signs of abatement are not yet evident. We also experienced enormous volatility in linage increases during the quarters of 2000 - where we were up 43% in the first, 30% in the second, 5% in the third and then down 10% in the fourth quarter. Combining these factors makes giving predictions of ad linage on anything but an ultra-conservative basis imprudent.

As such, we do not have updated guidance for the balance of the year at this time.

What we can say is that we will control what we can and use the cost cuts already implemented, as well as further cost control, to maximize our level
of profitability in 2001, at any level of revenue.   We will also prepare
ourselves to take full advantage of an improved economy, when it arrives.

We can also use a comparison of possible 2001 results to 1999 to clearly illustrate the positive impact of the business improvement initiatives over the past two years and of this year's cost containment efforts. This



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hopefully dispels the concern that many of you may have that we've added permanent structural costs since 1999 that have diminished our profitability. Quite the contrary, efforts over the past few years have improved, not diminished, profitability.

Our actual first quarter and estimated second quarter Wall Street Journal ad linage is estimated about 33% below 2000 levels and 8% below 1999 levels. If one assumes that for the balance of the year our Journal ad linage declines 2% to 3% versus 1999, we would see a mid-single digit decline in linage relative to 1999 for the full year (and a high-teens decline relative to 2000). One might also assume that we continue to experience the pressures we saw elsewhere in our portfolio during the first quarter,

If we were to experience this mid single digit decline in linage relative to 1999 and continued softness elsewhere, we would be nonetheless optimistic about our ability to achieve EPS, before special items, slightly above the EPS earned in 1999. In our opinion, this proves the point that profitability at Dow Jones has, in fact, improved since 1999 and that we are quite well-positioned to take advantage of an improved economy.

While this analysis benefits from a lower share count and rate increases at the Journal, it is impacted more by other items, including increasing newsprint prices, competitive wage pressures and higher depreciation related to our capital spending programs. As an example of our holding the line on expenses, fixed expenses at the Journal in 2001 will be less than 2000 and up less than 3% since 1999.

As a final point, to facilitate modeling of your own linage assumptions, we would like to remind you of the fact that every 1% change in annual Journal linage versus the example given above would result in an approximate $0.06 to $0.07 change in EPS. Please note that this "rule of thumb" ignores the impact of changes in linage mix on our blended advertising rates that adversely affected us in the first quarter, which impact we expect to dissipate over the course of the year as comparables ease.

As we said last time, we know that it is unusual for us not to give full-year guidance, but, in this uncertain economic environment, it is simply not prudent for us to guess at what the future holds.

We can say that we are well-positioned to take full-advantage of an improved economy. We enjoy leading market share in most of our markets and are focused on increasing market share in this difficult environment. We are on track to tap the enormous potential of color print expansion. We'll benefit from the easing of comparisons. And we've implemented many business improvement and cost containment initiatives that are beginning to pay dividends. All of these combine with eventual improvement in economic conditions to make our future quite bright. As Peter said, this is our focus.

With that, we'll ask the operator to open the phone lines and we'll attempt to answer any questions you may have.



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Information Relating To Forward-Looking Statements

These remarks contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those anticipated. Such risks and uncertainties include, but are not limited to, business, economic and stock market conditions that are impacting the volume of advertising (in particular IPO, dot-com, technology and financial advertising) in The Wall Street Journal and Barron's, and sales of the company's products and services; the company's ability to reduce costs without harming long term growth prospects; business conditions (growth or consolidation) in the financial services industry, and the tendency of consolidation to negatively impact the market for the company's products and services and advertising; the difficult comparisons the company will face in 2001 in light of the high level of advertising sales revenue achieved at The Wall Street Journal in 2000; the extent to which the company is called upon to perform under the guarantee to Cantor Fitzgerald Securities and Market Data Corporation, and the extent to which Bridge would perform under its agreement to indemnify the company in that event; with respect to Dow Jones Newswires, the extent and impact of delays and difficulties that would be encountered in a migration process if Bridge was unable to serve its customers; the intense competition the company's products and services face in the markets for financial news and information and advertising revenues from newspapers, specialized magazines, free and paid Internet publications and services, financial television programming and other new media; the company's ability to increase its circulation and advertising revenues from its international print publications, given competition from local publications and from other international publications; with respect to Newswires, the rate of addition of new subscribers, particularly, outside the U.S., and cancellations of Telerate and Bridge terminals; the company's ability to achieve and maintain a diversified advertising base for its print publications; increased competition in the market for electronic business information and research services and Factiva's ability to increase its market share and revenues in the face of competition from local providers with more local content and from other international providers; WSJ.com's ability to increase its revenues in light of its paid subscription model; the amount of user traffic on the company's Internet sites and the pricing of advertising on Internet sites generally; adverse developments relating to the company's commitments, contingencies and equity investments; potential delays in expanding the company's newspaper page and color printing capacity; potential increased regulation of on-line businesses; the cost of newsprint; and such other risk factors as may have been or may be included from time to time in the company's reports filed with the Securities and Exchange Commission.









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